Exhibit 10.21

FRANCESCA’S HOLDINGS CORPORATION

3480 W 12th Street

Houston, Texas 77008

September 25, 2009

Dear Kal:

The purpose of this letter agreement is to memorialize the salary and certain benefits that you are entitled to receive from Francesca’s Holdings Corporation, a Delaware corporation (the “Company”) or an applicable subsidiary of the Company, in connection with your employment with the Company or its subsidiaries. Your execution of this letter agreement (this “Agreement”) will confirm your understanding of such terms and serve as your acceptance of them. In consideration of your agreement to the terms and conditions of employment as stated below, you will assume the title and responsibilities of Executive Vice President, General Counsel; effective October 5, 2009. You will report to the Company CEO. You will carry out your employment responsibilities in accordance with business principles and strategies approved by the Board of Directors of the Company.

1. Nature of Agreement and Relationship. This Agreement does not represent an employment contract for any specified term. Your employment relationship thus will remain “at-will,” meaning that, subject to the terms hereof, either party to this Agreement may terminate your employment at any time for any lawful reason; provided, however, that (a) in no event will the Company terminate your employment without Cause (as defined in Section 8) within the 48-month period following the date hereof and (b) in no event will you voluntarily resign without notifying the Company of the date you intend to resign, which date must not be less than 60 days after the date the Company receives your notice.

2. Salary, Bonus and Equity Incentive. For the period beginning on the date hereof and continuing until the termination of your employment with the Company (the “Employment Period”) your base salary will be $150,000 per annum (the “Base Salary”). During the period beginning on the date hereof and ending December 31, 2009, the Base Salary will be pro rated on an annualized basis. You will be paid by the Company or its subsidiaries in regular installments in accordance with the Company’s or such subsidiary’s general payroll policies and practices. The Base Salary will be reviewed on an annual basis for potential upward adjustments. In addition to the Base Salary, during the Employment Period, you shall be entitled to receive a bonus payment of $40,000 beginning in fiscal year 2010; based 50% on the Company achievement of target EBITDA (as reasonably determined by the CEO in consistency with past practices) and 50% on the performance review of goals and objectives established prior to the review period and agreed to by you and the CEO. In the event that the Company’s EBITDA for each fiscal year is less than the target, the CEO shall determine the amount of the bonus to be paid to you. Any bonus payments shall be made in cash at the same time annual bonuses are paid to the Company’s employees generally. Effective October 5, 2009, you are awarded a one percent (1%) equity position in the Company (“Equity Incentive”) pursuant to a separate Employee Stock Option Agreement (“Option Agreement”) of even date herewith a copy of which is attached hereto and incorporated herein for all purposes. If following an acceleration and related information in whatever form. Therefore, you agree that you shall not disclose or use for your own account any of such Confidential Information, except as reasonably necessary for the performance of your duties as an employee of the Company and its subsidiaries, without prior written consent of the Board of Directors, unless and to the extent that any Confidential Information (i) becomes generally known to and available for use by the public other than as a result of your improper acts or omissions to act or (ii) is required to be disclosed pursuant to any applicable law (including without limitations any rules of professional responsibility applicable to lawyers), regulatory action or court order; provided, however, that you must give the Company prompt written notice of any such legal requirement, disclose no more information than is so required, and cooperate fully with all efforts by the Company (at the Company’s sole expense) to obtain a protective order or similar confidentiality treatment for such information. Upon the termination of the Employment Period, you agree to deliver to the Company, upon request, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the business of the Company or its subsidiaries (including, without limitation, all Confidential Information) that you may then possess or have under your control, other than such documents as are generally or publicly known other than as a result of your breach or actions in violation of this Agreement; provided, however, that you may maintain copies of any documents which you are required to retain under rules of professional responsibility applicable to lawyers.

(b) Ownership of Intellectual Property. If you create, invent, design, develop, contribute to or improve any works of authorship, inventions, materials, documents or other work product or other intellectual property, either alone or in conjunction with third parties, at any time during the Employment Period (collectively, “Works”), to the extent that such Works were created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of such employment (collectively, the “Company Works”), you shall promptly and fully disclose such Company Works to the Company. Any copyrightable work falling within the definition of Company Works shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101. You hereby (i) irrevocably assign, transfer and convey, to the extent permitted by applicable law, all right, title and interest in and to the Company Works on a worldwide basis (including, without limitation, rights under patent, copyright, trademark, trade secret, unfair competition and related laws) to the Company or such other entity as the Company shall designate, to the extent ownership of any such rights does not automatically vest in the Company under applicable law and (ii) waive any moral rights therein to the fullest extent permitted under applicable law. You agree that you will not use any Company Works for your personal benefit, the benefit of a competitor, or for the benefit of any person or entity other than the Company or its subsidiaries. You agree to execute any further documents and take any further reasonable actions requested by the Company to assist it in validating, effectuating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of its rights hereunder, all at the Company’s sole expense. Upon termination of the Employment Period, you shall deliver to the Company all originals and all duplicates and copies of all documents, records, notebooks, and similar repositories of or containing Confidential Information then in your possession, whether prepared by you or not; and at any time thereafter, if any such materials are brought to your attention or you discover them in your possession, you shall deliver such materials to the Company immediately upon such notice or discovery.

no adequate remedy at law. Therefore, in the event of a breach or threatened breach of Section 6 by you or of Section 6(e) by the Company, the Company or its successors or assigns or you, as applicable, in addition to other rights and remedies existing in their or your favor, shall be entitled to specific performance and/or immediate injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of Section 6 (in the case of a breach by you) or Section 6(e) (in the case of a breach by the Company) (without posting a bond or other security), without having to prove damages, and to the payment by the breaching party of all of the other party’s costs and expenses, including reasonable attorneys’ fees and costs, in addition to any other remedies to which the other party may be entitled at law or in equity. The terms of this Section shall not prevent either party from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the other party.

8. Cause. For purposes of this Agreement, “Cause” exists if: (i) you for any reason (other than death or disability) are materially unable to render or materially fail to render your duties for the Company and its subsidiaries, (ii) you materially violate the policies or procedures of the Company and its subsidiaries (subject to a reasonable notice and opportunity to cure any such violation unless such violation is of the nature that notice and an opportunity to cure would be unreasonable), as such policies and procedures are adopted or modified from time to time, or you fail to follow lawful directives of a higher level executive or the Company’s Board of Directors, (iii) you are grossly negligent or engage in willful misconduct in connection with the performance of your duties for the Company and its subsidiaries, (iv) you commit any act of personal dishonesty intended to result in your personal enrichment at the expense of the Company or any of its subsidiaries or any act of fraud or misappropriation of property of the Company or any of its subsidiaries in each instance to the material detriment of the Company, (v) you are convicted of or have entered a plea bargain or settlement admitting guilt for, any felony or any misdemeanor, in each case, involving financial misconduct or matters relating to the business of the Company, (vi) you are the subject of any order, judicial or administrative, obtained or issued by the United States Securities and Exchange Commission, for any securities violation involving fraud (other than any order attributable to the Company or its subsidiaries), including, for example, any such order consented to by you in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied or (vii) there is any material breach by you of this Agreement which after a reasonable cure period under the applicable circumstances remains uncured. This Agreement shall automatically terminate upon your death or disability neither of which shall be deemed a termination for Cause.

9. Entire Agreement. This Agreement (together with the Option Agreement) constitutes your entire agreement with the Company relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or arrangements.

10. Amendment. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and you.

11. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by executing this letter agreement in the space provided below.

Sincerely,
FRANCESCA’S HOLDINGS CORPORATION

By:	/s/ John De Meritt
Name:	John De Meritt
Title:	President/CEO

Acknowledged and agreed as of the date first above written:

/s/ Khalid (Kal) M. Malik
Khalid (Kal) M. Malik

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